UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2012

Horizon Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35238	27-2179987
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

520 Lake Cook Road, Suite 520, Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (224) 383-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 14, 2012, we entered into a Co-Promotion Agreement (the “Agreement”) with Mallinckrodt LLC (“Mallinckrodt”) pursuant to which we engaged Mallinckrodt on a non-exclusive basis to promote DUEXIS® (ibuprofen and famotidine), which is indicated for the relief of signs and symptoms of rheumatoid arthritis and osteoarthritis and to decrease the risk of developing upper gastrointestinal ulcers, in the United States, excluding any territories or possessions and excluding Puerto Rico (the “Territory”). Under the terms of the Agreement, Mallinckrodt has agreed to use commercially reasonable efforts to promote DUEXIS to an agreed list of physician promotion targets. Mallinkcrodt is required to achieve minimum levels of prescriptions from targeted physicians on a quarterly basis during the term of the Agreement, and we have agreed not to grant to any third party the right to co-promote DUEXIS to those targeted physicians in the Territory during the term, other than an existing third party agreement. Mallinckrodt has agreed, subject to certain exceptions, not to commercialize in the Territory any oral solid NSAID prescription dosage pharmaceutical product containing a gastro-protective agent and with an indication only for the treatment of the signs and symptoms of rheumatoid arthritis and osteoarthritis during the term of the Agreement and for a period of 180 days after the end of the term (the “Covenant”). We and Mallinckrodt have agreed not to recruit or solicit for employment members of the sales force of the other party during the term of the Agreement and for one year after the end of the term, subject to certain exceptions. Under the terms of the Agreement, we are responsible for the manufacture, supply and distribution of DUEXIS.

In exchange for Mallinckrodt’s co-promotion activities and obligations, we have agreed to pay to Mallinckrodt a quarterly performance-based co-promotion fee, and upon termination of the Agreement, a residual fee based upon the co-promotion fees paid during a specified period prior to the termination, except that no residual fee is due if Mallinckrodt breaches the Covenant, if Horizon terminates the Agreement for material breach by Mallinckrodt or if, prior to September 30, 2013, Mallinckrodt does not achieve minimum levels of prescriptions from targeted physicians for two consecutive quarters.

Subject to early termination, the initial term of the Agreement expires on December 31, 2014, with the potential to renew for additional periods. Thereafter, the Agreement automatically renews for up to six calendar month periods unless terminated by either party upon prior written notice. Either party may terminate the Agreement, subject to certain limitations, in the event of (i) uncured material breach by the other party, including payment breach, (ii) failure to meet quarterly minimum levels of prescriptions from targeted physicians for two consecutive quarters during the period from October 1, 2013 through September 30, 2014, (iii) the bankruptcy, insolvency, dissolution or winding up of the other party, (iv) a change of control of the other party or the terminating party, (v) certain third party patent infringement claims, (vi) a force majeure event that causes a failure or delay in performance by the other party for more than 120 consecutive days and that results in a material adverse effect to the terminating party or (vii) certain actions by governmental authorities that hinder performance under the Agreement. In addition, Mallinckrodt may terminate the Agreement, subject to certain limitations, in the event of (a) certain product supply failures by us, (b) the monthly prescription volumes for DUEXIS in the United States not meeting certain amounts beginning one year after the date that Mallinckrodt begins promotion of the Product, (c) us breaching our agreement not to grant rights to promote DUEXIS to certain targeted physicians in the Territory to additional third parties or (d) any third party commercially launching in the Territory a generic version of DUEXIS. In addition, we may terminate the Agreement, subject to certain limitations, in the event that Mallinckrodt fails to commence significant promotional activity with respect to DUEXIS on or before September 30, 2012 or Mallinckrodt does not achieve minimum levels of prescriptions from targeted physicians for two consecutive quarters during the period prior to September 30, 2013.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which will be attached as an exhibit to a subsequent filing with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIZON PHARMA, INC.

By:	/s/ Timothy P. Walbert

Date: June 19, 2012	Timothy P. Walbert
President, Chief Executive Officer and Chairman of the Board